INVESTOR CONTACT

Bruce R. Foster
4Kids Entertainment, Inc. (646) 822-4258
bfoster@4kidsent.com

4Kids Entertainment, Asatsu-DK and TV Tokyo Settle Yu-Gi-Oh! Litigation

March 1, 2012 – 4Kids Entertainment, Inc. (Pink Sheets: KIDEQ.PK), the global children's entertainment and merchandise licensing company, and Asatsu-DK Inc. ("ADK") and TV Tokyo, announced today that they have reached a settlement of the lawsuit brought against 4Kids by ADK and TV Tokyo, the licensors of the Yu-Gi-Oh! property.  The settlement agreement recognizes that the Yu-Gi-Oh! agreement among 4Kids, ADK and TV Tokyo is in full force and effect with 4Kids continuing to serve as the exclusive licensing agent for the merchandise licensing, television broadcast and home video rights to the Yu-Gi-Oh! property throughout the world outside of Asia.

The settlement agreement does not constitute an admission by any party of any liability or fault but rather reflects the decision by the parties to work together amicably for the continued success of the Yu-Gi-Oh! property.

"We are very pleased that the Yu-Gi-Oh! litigation has been settled," said Michael Goldstein, interim Chairman of 4Kids. "We are looking forward to continuing to work with our long-standing partners ADK, TV-Tokyo, Shueisha and Konami on the Yu-Gi-Oh! brand and on the new Yu-Gi-Oh! television series,"Zexal."

"The settlement of the litigation enables the Yu-Gi-Oh! Consortium and its partner 4Kids to focus all of their energy on the Yu-Gi-Oh! brand," said Makoto Nakamura, CEO and President of Nihon Ad Systems, a subsidiary of ADK.  "We are excited about the future of the Yu-Gi-Oh! property both in the US and worldwide."

About 4Kids Entertainment, Inc.
With U.S. headquarters in New York City, and international offices in London, 4Kids Entertainment, Inc. (Pink Sheets: KIDEQ.PK) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children's entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids owned or represented properties, and operates websites to support 4Kids owned or represented properties.  Additionally, the Company programs and sells the national advertising time in "The CW4Kids" five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate website and at www.4Kids.tv.com.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.